Exhibit 99.1

PRESS RELEASE

    WINN-DIXIE STORES, INC. | 5050 EDGEWOOD COURT | JACKSONVILLE, FLA. 32254 | (904) 783-5000

Winn-Dixie Stores Reports Third Quarter Fiscal 2010 Results

Reaffirms Adjusted EBITDA Guidance for Fiscal 2010

Highlights

•	Third quarter Adjusted EBITDA of $50.0 million; year-to-date Adjusted EBITDA of $103.3 million

•	Third quarter operating and administrative expenses decreased $10.1 million; year-to-date decreased $18.5 million

•	Liquidity remains strong, with cash and cash equivalents of $183.8 million

JACKSONVILLE, Fla. (May 10, 2010) — Winn-Dixie Stores, Inc. (NASDAQ: WINN), today reported its financial results for the third quarter of fiscal 2010, a 12-week period that ended on March 31, 2010.

Net sales in the third quarter were $1.7 billion, a decrease of $40.4 million, or 2.3%, compared to the same period in the prior fiscal year. Identical store sales, which exclude stores that opened or closed during the quarter, decreased 2.2% for the third quarter compared to the same period in the prior fiscal year. The Company’s 51 offensive remodel stores which are still within their first year of operation had a 6.3% weighted average sales increase compared to the same period in the prior fiscal year, excluding the grand re-opening phase. Identical store sales in both remodeled and non-remodeled stores continued to be impacted negatively this quarter by the challenging economic environment and the continued mix shift from branded pharmaceutical to generic products.

Net income in the third quarter of fiscal 2010 was $20.9 million, or $0.38 per diluted share, compared to net income of $16.6 million, or $0.30 per diluted share, in the third quarter of fiscal 2009. Adjusted EBITDA was $50.0 million in the third quarter of fiscal 2010, compared to Adjusted EBITDA of $57.5 million in the same period last year.

Peter Lynch, Chairman, CEO, and President, said, “We are pleased that our results were in line with our expectations, as we continue to navigate through this challenging economic environment. Although the pace of the economic recovery remains uncertain, we will continue to focus on balancing sales and gross margin with unique merchandising and marketing programs that are tailored to meet the shopping needs of our customers.”

Mr. Lynch added, “By effectively managing our promotional activity, and exercising discipline with respect to our overall expenses and capital spending, we remain on track to meet our financial guidance for the year.”

Details of the Third Quarter Results

Gross profit on sales in the third quarter was $479.2 million, a decrease of $19.6 million compared to the same period in the prior fiscal year. As a percentage of net sales, gross margin was 28.4% in the third quarter, compared to 28.9% in the third quarter of fiscal 2009. The decline in gross margin was attributable to cost fluctuations in certain product categories, partially offset by reductions in other costs. Other operating and administrative expenses for the third quarter were $458.3 million, a decrease of $10.1 million compared to the same period in the prior fiscal year. The decrease in other operating and administrative expenses was due primarily to lower utilities, payroll-related expense and occupancy costs.

40-Week Results Ended March 31, 2010

Net sales for the 40 weeks were $5.5 billion, a decrease of $149.2 million, compared to the same period in the prior fiscal year. Identical store sales, which exclude stores that opened or closed during the 40 weeks, decreased 2.3% compared to the same period in the prior fiscal year. The Company’s 51 offensive remodeled stores that are still within their first year of operation had a 6.0% weighted average sales increase compared to the same period in the prior fiscal year, excluding the grand re-opening phase.

Gross profit on sales was $1.6 billion, a decrease of $40.1 million compared to the same period in the prior fiscal year. As a percentage of net sales, gross margin was 28.3%, which was flat compared to the same period in the prior fiscal year.

Other operating and administrative expenses were $1.5 billion, a decrease of $18.5 million compared to the same period in the prior fiscal year. The decrease in other operating and administrative expenses was due primarily to lower utilities, occupancy costs, and payroll-related expense.

Net income was $14.9 million, or $0.27 per diluted share, compared to net income of $30.4 million, or $0.56 per diluted share in the same period in the prior fiscal year. The decrease in net income was due primarily to a non-recurring gain on an insurance settlement of $22.4 million ($13.8 million net of tax, or $0.25 per diluted share) in the second quarter of fiscal 2009.

Adjusted EBITDA was $103.3 million compared to $120.0 million in Adjusted EBITDA in the prior year period. Adjusted EBITDA for the 40 weeks of fiscal 2009 included a benefit of approximately $4.4 million due to storm-related sales, which was net of storm-related inventory losses and other costs.

Liquidity and Capital Resources

As of March 31, 2010, Winn-Dixie had approximately $696.6 million of liquidity, comprised of $512.8 million of borrowing availability under its credit agreement and $183.8 million of cash and cash equivalents. The Company noted that its liquidity is sufficient to continue funding its capital program, and it does not expect any borrowings under its credit facility for fiscal 2010.

Fiscal 2010 Guidance

The Company continues to expect the challenging economic environment to affect its business for the remainder of the fiscal year. As a result, Winn-Dixie expects Adjusted EBITDA will be at the low end of its previously issued guidance range of $140 to $160 million.

Conference Call and Webcast Information

The Company will host a live conference call and simultaneous audio webcast on Tuesday, May 11, 2010, from 8:30 AM to 9:30 AM Eastern Time. To access the simultaneous webcast of the conference call (a replay of which will be available later in the day), please go to the Company's Investor Relations section at http://www.winn-dixie.com under “Investors”. Parties interested in participating in this call should dial-in ten minutes prior to the start time at 888-713-4214 or 617-213-4866 access code 47425720. A recording of the call will be available on the Investor Relations section of the Winn-Dixie website from May 11, 2010, through May 18, 2010; it can also be accessed by calling 888-286-8010 or 617-801-6888. The replay passcode is 75422572.

About Winn-Dixie

Winn-Dixie Stores, Inc., is one of the nation’s largest food retailers. Founded in 1925, the Company is headquartered in Jacksonville, FL. The Company currently operates 515 retail grocery locations, including more than 400 in-store pharmacies, in Florida, Alabama, Louisiana, Georgia, and Mississippi. For more information, please visit www.winn-dixie.com.

The Securities and Exchange Commission (“SEC”) has adopted rules related to disclosure of certain financial measures not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Such rules require all public companies to provide certain disclosures in press releases and SEC filings related to non-GAAP financial measures. We use the non-GAAP measure “Adjusted EBITDA” to evaluate the Company’s operating performance and it is among the primary measures used by management for planning and forecasting future periods. Adjusted EBITDA is defined as income from continuing operations before interest, income taxes, and depreciation and amortization expense, or EBITDA, and further adjusted for certain non-cash charges, reorganization items, self-insurance reserves, and items related to the Company’s emergence from bankruptcy. The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view results in a manner similar to the method used by the Company’s management and makes it easier to compare the Company’s results with other companies that have different financing and capital structures or tax rates. In addition, this measure is also among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the results of the Company to other peers in its industry. Adjusted EBITDA is reconciled to Net Income on the attached schedules of this release.

Forward-Looking Statements

Certain statements made in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements are based on our current plans and expectations and involve certain risks and uncertainties. Actual results may differ materially from the expected results described in the forward-looking statements. These forward-looking statements include and may be indicated by words or phrases such as “anticipate,” “estimate,” “plan,” “expect,” “project,” “continuing,” “ongoing,” “should,” “will,” “believe,” or “intend” and similar words and phrases. There are many factors that could cause the Company’s actual results to differ materially from the expected results contemplated or implied by the Company’s forward-looking statements.

The Company faces a number of risks and uncertainties with respect to its continuing business operations and its attempt to increase its sales and gross profit margin, including, but not limited to: the Company’s ability to improve the quality of its stores and products; the Company’s success in achieving increased customer count and sales in remodeled and other stores; the results of the Company’s efforts to revitalize the corporate brand; competitive factors, which could include new store openings, price reduction programs and marketing strategies from other food and/or drug retail chains, supercenters and non-traditional competitors; the ability of the Company to effectively manage gross margin rates; the ability of the Company to attract, train and retain key leadership; the Company’s ability to implement, maintain or upgrade information technology systems; the outcome of the Company’s programs to control or reduce operating and administrative expenses and to control inventory shrink; increases in utility rates, gasoline costs and food prices, which could impact consumer spending and buying habits and the cost of doing business; the availability and terms of capital resources and financing and its adequacy for the Company’s planned investment in store remodeling and other activities; the concentration of the Company’s locations in the southeastern United States, which increases its vulnerability to severe storm damage; general business and economic conditions in the southeastern United States, including consumer spending levels, population, employment and job re-growth in some of our markets, and the additional risks relating to limitations on insurance coverage following the catastrophic storms in recent years; the Company’s ability to successfully estimate self-insurance liabilities; changes in laws and other regulations affecting the Company’s business; events that give rise to actual or potential food contamination, drug contamination or food-borne illness; the Company’s ability to use net operating loss carryforwards under the federal tax laws; and the outcome of litigation or legal proceedings.

Please refer to discussions of these and other factors in the Company’s Annual Report on Form 10-K for the fiscal year ended June 24, 2009, and other Company filings with the SEC. These statements are based on current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly revise or update these forward-looking statements, whether as a result of new information, future events or otherwise.

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Investor Contact:	Media Contact:
Eric Harris	Robin Miller
Director of Investor Relations	Director of Communications
(904) 783-5033	(904) 370-7715

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

Dollar amounts in thousands except per share data

	12 weeks ended
	March 31, 2010		April 1, 2009
	Amount	%	Amount	%
Net sales	$1,685,534	100.0	$1,725,946	100.0
Cost of sales, including warehouse and delivery expenses	1,206,374	71.6	1,227,216	71.1

Gross profit on sales	479,160	28.4	498,730	28.9
Other operating and administrative expenses	458,296	27.2	468,439	27.1
Impairment charges	—	—	204	—

Operating income	20,864	1.2	30,087	1.8
Interest expense, net	967	0.1	781	0.1

Income before income taxes	19,897	1.1	29,306	1.7
Income tax (benefit) expense (1)	(984)	(0.1)	12,744	0.7

Net income	$20,881	1.2	$16,562	1.0

Basic and diluted earnings per share	$0.38		0.30

Weighted average common shares outstanding
- basic	55,000		54,389

- diluted	55,186		54,557

Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA):
Net income	$20,881		16,562
Adjustments to reconcile net income to EBITDA:
Income tax (benefit) expense (1)	(984)		12,744
Depreciation and amortization	24,209		21,830
Favorable and unfavorable lease amortization, net	341		697
Interest expense, net	967		781

EBITDA	45,414		52,614

Adjustments to reconcile EBITDA to Adjusted EBITDA
Impairment charges	—		204
Share-based compensation	4,021		4,048
Post-emergence bankruptcy-related professional fees	568		620

Adjusted EBITDA	$50,003		57,486

(1)

The Company adopted a new accounting standard (SFAS 141R) during fiscal 2010, which changes the accounting for income taxes, whereby decreases in valuation allowances for deferred tax asset reduce income taxes rather than intangible assets as was required in fiscal 2009 and prior years.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

Dollar amounts in thousands except per share data

	40 weeks ended
	March 31, 2010		April 1, 2009
	Amount	%	Amount	%
Net sales	$5,502,696	100.0	$5,651,927	100.0
Cost of sales, including warehouse and delivery expenses	3,944,788	71.7	4,053,944	71.7

Gross profit on sales	1,557,908	28.3	1,597,983	28.3
Other operating and administrative expenses	1,538,320	28.0	1,556,777	27.5
Gain on insurance settlement	—	—	(22,430)	(0.4)
Impairment charges	4,594	0.1	1,870	0.1

Operating income	14,994	0.2	61,766	1.1
Interest expense, net	3,710	0.1	3,374	0.1

Income before income taxes	11,284	0.1	58,392	1.0
Income tax (benefit) expense	(3,634)	(0.1)	27,998	0.5

Net income	$14,918	0.2	$30,394	0.5

Basic and diluted earnings per share	$0.27		0.56

Weighted average common shares outstanding
- basic	54,854		54,307

- diluted	55,131		54,522

Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA):
Net income	$14,918		30,394
Adjustments to reconcile net income to EBITDA:
Income tax (benefit) expense	(3,634)		27,998
Depreciation and amortization	77,475		75,222
Favorable and unfavorable lease amortization, net	571		1,968
Interest expense, net	3,710		3,374

EBITDA	93,040		138,956

Adjustments to reconcile EBITDA to Adjusted EBITDA
Impairment charges	4,594		1,870
Share-based compensation	13,484		11,551
Post-emergence bankruptcy-related professional fees	1,666		1,788
VISA / MasterCard Settlement	(1,788)		(2,563)
Gain on insurance settlement	—		(22,430)
Self-insurance reserve adjustment	(7,721)		(9,185)

Adjusted EBITDA	$103,275		119,987

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

Dollar amounts in thousands except par value

	March 31, 2010	June 24, 2009
ASSETS
Current assets:
Cash and cash equivalents	$183,829	182,823
Trade and other receivables, less allowance for doubtfulreceivables of $3,461 ($3,946 at June 24, 2009)	65,427	70,115
Income tax receivable	2,568	3,351
Merchandise inventories, less LIFO reserve of $42,646 ($39,252 at June 24, 2009)	671,312	665,481
Prepaid expenses and other current assets	15,984	32,571

Total current assets	939,120	954,341

Property, plant and equipment, net	639,281	590,595
Intangible assets, net	215,142	226,849
Deferred tax assets, non-current	39,808	37,987
Other assets, net	3,908	5,277

Total assets	$1,837,259	1,815,049

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current obligations under capital leases	$10,263	10,888
Accounts payable	354,804	333,471
Reserve for self-insurance liabilities	79,918	71,744
Accrued wages and salaries	68,246	80,796
Accrued rent	30,162	35,274
Deferred tax liabilities	47,670	45,792
Accrued expenses	79,316	81,240

Total current liabilities	670,379	659,205

Reserve for self-insurance liabilities	112,197	117,396
Unfavorable leases	101,785	110,936
Obligations under capital leases	21,958	24,378
Other liabilities	23,647	24,036

Total liabilities	929,966	935,951

Shareholders’ equity:
Common stock, $0.001 par value. Authorized 400,000,000 shares; 55,183,896 shares issued; 55,085,369 outstanding at March 31, 2010 and 54,582,067 shares issued; 54,483,540 outstanding at June 24, 2009.	55	54
Additional paid-in-capital	805,163	791,567
Retained earnings	95,984	81,066
Accumulated other comprehensive income	6,091	6,411

Total shareholders’ equity	907,293	879,098

Total liabilities and shareholders’ equity	$1,837,259	1,815,049

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

Amounts in thousands

	40 weeks ended
	March 31, 2010	April 1, 2009
Cash flows from operating activities:
Net income	$14,918	30,394
Adjustments to reconcile net income to net cash provided by operating activities:
(Gain) loss on sales of assets, net	(72)	190
Impairment charges	4,594	1,870
Gain on insurance settlement	—	(22,430)
Depreciation and amortization	77,475	75,222
Deferred income taxes	57	27,998
Share-based compensation	13,484	11,551
Change in operating assets and liabilities:
Favorable and unfavorable leases, net	571	1,968
Trade, insurance and other receivables	4,645	21,036
Merchandise inventories	(5,831)	(10,497)
Prepaid expenses and other current assets	16,587	8,248
Accounts payable	24,552	(7,860)
Income taxes payable/receivable	(500)	1,425
Reserve for self-insurance liabilities	2,975	252
Accrued expenses and other	(18,745)	(18,828)

Net cash provided by operating activities	134,710	120,539

Cash flows from investing activities:
Purchases of property, plant and equipment	(116,184)	(153,500)
(Increase) decrease in intangible and other assets, net	(6,345)	4,909
Sales of assets	546	639
Proceeds from insurance	—	17,601

Net cash used in investing activities	(121,983)	(130,351)

Cash flows from financing activities:
Gross borrowings on credit facilities	7,830	11,529
Gross payments on credit facilities	(7,830)	(11,454)
Decrease in book overdrafts	(3,219)	(7,481)
Principal payments on capital leases	(8,615)	(6,717)
Proceeds from sales under Employee Stock Purchase Plan	113	7

Net cash used in financing activities	(11,721)	(14,116)

Increase (decrease) in cash and cash equivalents	1,006	(23,928)
Cash and cash equivalents at beginning of period	182,823	201,275

Cash and cash equivalents at end of period	$183,829	177,347